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EXHIBIT 3.39

ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION

OF

HUNTSMAN INTERNATIONAL LTD.

        Pursuant to the applicable provisions of the Utah Business Corporation Act, the undersigned Utah corporation, Huntsman International Ltd., hereby declares and certifies as follows:

          1.     The name of the corporation is Huntsman International Ltd."

          2.     Pursuant to a Written Consent of Sole Shareholder of Huntsman International Ltd., dated December 28, 1990 ("Consent"), the following resolution providing for the amendment of Article I of the Articles of Incorporation of the corporation was duly adopted by the sole shareholder of the corporation:

    WHEREAS, the sole shareholder of the corporation deems it advisable and in the best interest of the corporation to amend Article I of the Articles of Incorporation to change the name of the corporation.

    NOW, THEREFORE, BE IT RESOLVED, that Article I of the Articles of Incorporation of the corporation be and the same is hereby amended so as to delete said Article I as it presently appears and to substitute therefor the following:

ARTICLE I

            The name of the corporation is "Huntsman International Corporation."

            BE IT FURTHER RESOLVED, that the Vice-President and the Secretary of the corporation are hereby authorized to execute Articles of Amendment in accordance with the laws of the State of Utah and to cause the same to be filed with the Utah State Department of Commerce, Division of Corporations and Commercial Code, and to do all of the things necessary and proper to accomplish the foregoing amendment.

          3.     The foregoing resolutions amending Article I of the articles of Incorporation of the corporation were adopted by the sole shareholder of the corporation on December 28, 1990.

          4.     At the time the foregoing resolutions amending said Article I were adopted by the sole shareholder of the corporation, there were 50,000 shares of capital stock of the corporation authorized, of which 1,000 shares were issued and outstanding and were entitled to vote on such resolutions.

          5.     Pursuant to execution of the Consent by the sole shareholder of the corporation, 1,000 shares of capital stock of the corporation were voted in favor of the foregoing resolutions amending Article I of the Articles of Incorporation of the Corporation, and no shares were voted against such resolutions.

          6.     The aforesaid amendment to Article I of the Articles of Incorporation of the corporation neither provides for an exchange, reclassification or cancellation of the issued shares of capital stock of the corporation, nor does it affect the change in the amount of stated capital of the corporation.

        IN WITNESS WHEREOF, these Articles of Amendment have been executed this 28th day of December, 1990.

HUNTSMAN INTERNATIONAL LTD.
BY	/s/ BRENT D. WARD Brent D. Ward, Vice President
BY	/s/ RICHARD P. DURHAM Richard P. Durham, Secretary
STATE OF UTAH	)
	)	SS.
COUNTY OF SALT LAKE	)

        The foregoing Articles of Amendment were subscribed, sworn to and acknowledged before me this 28th day of December, 1990, by Brent D. Ward and Richard P. Durham, Vice President and Secretary, respectively, of Huntsman International Ltd., a Utah corporation, who affirmed to me, under oath and under penalties of perjury, that the contents of the foregoing Articles of Amendment are true and correct in all respects.

/s/ JAMIE H. SPADER NOTARY PUBLIC
	Residing at:	Salt Lake County, Utah
My Commission Expires:
4/21/91

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ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF HUNTSMAN INTERNATIONAL LTD.
ARTICLE I